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                                  EXHIBIT 99.1


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FOR IMMEDIATE RELEASE
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Contacts:                                    FINANCIAL RELATIONS BOARD
SDL, INC.                                    Lisa Horn Chainey (general info)
Donald R. Scifres, Chairman and CEO          Susan Katz (investor contact)
Michael L. Foster, VP Finance and CFO        Scott Marx (media)
(408) 943-9411                               (415) 986-1591
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                     SDL, INC. ANNOUNCES THE ACQUISITION OF
                         QUEENSGATE INSTRUMENTS, LIMITED
           EXPANDS SDL'S DWDM OFFERINGS TO NETWORK MONITORING MODULES


     SAN JOSE, CALIFORNIA - MARCH 8, 2000 - SDL, Inc. (Nasdaq: SDLI) announced today the acquisition of Queensgate Instruments, Limited. The agreement calls for payments of up to $210 million consisting of initial payments of $3 million of cash and $57 million of SDL stock valued at the average closing price for the 20 trading days ending February 28, 2000, and contingent payments of up to $150 million based on Queensgate's pretax profits in 2000 and 2001. Queensgate, a privately held company located in Bracknell, U.K., is a leading manufacturer of optical network monitoring modules for long haul terrestrial fiber optic transmission systems. Optical network monitoring is expected to be a rapid growth market in the future as fiber optic networks move towards higher channel counts, dynamic adding and dropping of wavelength channels and, ultimately, all optical networks.

     The contingent consideration of up to $150 million, which would be paid in SDL shares, is based on the amount by which Queensgate's pretax profit in the period from closing until December 31, 2001 exceeds threshold levels. Queensgate will continue to operate as a wholly owned subsidiary of SDL, Inc. In calendar year 1999, Queensgate reported revenues of approximately $9 million and has about 110 employees. Ken Reay, CEO and co-founder of Queensgate, will continue with SDL as the Managing Director of the SDL subsidiary and report to Greg Dougherty, chief operating officer of SDL.

     "The acquisition of Queensgate demonstrates our strategy to diversify our product lines by adding even more leading edge technologies," said Donald R. Scifres, CEO and chairman of SDL, Inc. "Optical Network monitoring is expected to be a critical function within future optical transmission systems. The move to higher channel count, narrower channel spacing and greater optical transparency in the transmission system is creating a rapid movement from electronic monitoring to optical monitoring. Queensgate's optical network monitoring business grew by more than 70% in 1999. Queensgate's solution to optical network monitoring employs what we believe to be the best tunable filter technology presently available. With their tunable filter technology, customers can monitor up to 256 channels on 50 GHz spacings across the entire C and L band. We are very excited about the combination of our companies and our technologies as it will further expand our product offerings to our optical networking customers."

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     Ken Reay, CEO of Queensgate added, "By combining with SDL, we are teaming with a market leader which has the financial and marketing resources we need to fully exploit Queensgate's opportunity in optical network monitoring. We believe these opportunities are large. Our network monitoring modules allow the measurement of power in each channel, enabling our customers to dynamically control amplifier gain and/or transmitter power. This capability enhances the bandwidth and distance capabilities of each fiber system. By adding Queensgate's line of network monitoring modules and its technology leadership in tunable filters, SDL is able to offer a more complete set of solutions to the customers."

ABOUT QUEENSGATE

     Queensgate is a leading supplier of embedded optical network monitoring products. Their products are used to monitor the power and performance of dense wavelength division multiplexed systems. The core of their optical technology is a precision tunable filter based on nanopositioning technology. Queensgate's customers are the major telecommunications systems manufacturers worldwide where their products are integrated into high channel count fiber optic transmission systems.

ABOUT SDL

     SDL's products power the transmission of data, voice and Internet information over fiber optic networks to meet the needs of telecommunications, dense wavelength division multiplexing (DWDM), cable television and satellite communications applications. They enable customers to meet the bandwidth needs of increasing Internet, data, video and voice traffic by expanding their fiber optic communications networks much more quickly and efficiently than would be possible using conventional electronic and optical technologies. SDL's optical products also serve a variety of non-communications applications, including materials processing and printing. Additional information about SDL, Inc. is available on the Internet at www.sdli.com.

Statements in this press release which are not historical including statements regarding SDL's or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding the furthering of the leading positions of SDL and Queensgate, the expected rapid growth of the optical network monitoring market and its critical nature, the enabling of SDL to provide expanded product offerings to meet DWDM customers demand, the ability of the merged companies to successfully integrate and expand their product lines, customer base and manufacturing capability and offer the highest performance network monitoring modules and fully exploit expected large growth opportunities in network monitoring, and the company's expectation to retain Queensgate's managing director. It is important ot note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include delay or failure to successfully incorporate the acquired business, an inability to retain Queensgate's managing director, risks related to uncertainties in or failure to meet customer product specifications and market requirements, an inability to expand the company's product lines and customer base, inability to develop new network monitoring products in a timely manner, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form 10-K and 10-K/A for the year ended January 1, 1999, and the quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1999.

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